EXHIBIT 10.2

“Summary Sheet” of Employment Agreement

With Dennis McGuire

On May 5, 2009, the board of directors of Ecosphere Technologies, Inc. (the “Company”) approved an amendment to the compensation arrangement with Dennis McGuire, the Company’s Chief Executive Officer. Mr. McGuire receives $250,000 per year for a two-year term beginning May 1, 2009 and terminating on April 30, 2009. He also receives a bonus of 3% of the Company’s revenues from operations, including licensing revenues from any transaction with Bledsoe Capital Group, LLC or a similar licensing arrangement. In addition, Mr. McGuire shall be eligible for an annual bonus at the discretion of the Board of Directors.